                            STOCK PURCHASE AGREEMENT


                                      AMONG


                             CUMULUS HOLDINGS, INC.


                                       AND


                         JOHN M. BORDERS, DON L. TURNER,

                        JERRY GOOS, AND KAN-D LAND, INC.



                                February 17, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  Purchase and Sale of Target Shares.........................................1
      (a)  Basic Transaction...................................................1
      (b)  Purchase Price......................................................1
      (c)  The Closing.........................................................2
      (d)  Deliveries at the Closing...........................................2
      (e)  Noncompetition Agreement............................................2
      (f)  Retainage Agreement.................................................2

2.  Representations and Warranties of the Sellers..............................2
      (a)  Authorization of Transaction........................................2
      (b)  Noncontravention....................................................3
      (c)  Brokers' Fees.......................................................3
      (d)  Company Shares......................................................3

3.  Representations and Warranties of the Buyer................................3
      (a)  Organization of the Buyer...........................................3
      (b)  Authorization of Transaction........................................3
      (c)  Noncontravention....................................................4
      (d)  Brokers' Fees.......................................................4
      (e)  Consents............................................................4
      (f)  Full Disclosure ....................................................4

4.  Representations and Warranties Concerning the Company......................4
      (a)  Organization, Qualification, and Corporate Power....................5
      (b)  Capitalization......................................................5
      (c)  Noncontravention....................................................5
      (d)  Financial Statements................................................6
      (e)  Subsequent Events...................................................6
      (f)  Undisclosed Liabilities.............................................8
      (g)  Tax Matters.........................................................8
      (h)  Tangible Assets.....................................................9
      (i)  Owned Real Property................................................10
      (j)  Intellectual Property..............................................11
      (k)  Contracts..........................................................11
      (l)  FCC Licenses and Compliance with FCC Requirements..................12
      (m)  Insurance..........................................................12
      (n)  Litigation.........................................................13
      (o)  Employees..........................................................13
      (p)  Notes and Accounts ReceivableEmployees.............................13

      (q)  Powers of Attorney.................................................13
      (r)  Employee Benefits..................................................13
      (s)  Environment, Health, and Safety....................................14
      (t)  Legal Compliance...................................................16
      (u)  Certain Business Relationships With the
            Company and Its Subsidiaries......................................16
      (v)  Brokers' Fees......................................................16
      (w)  Advertising Contracts..............................................16
      (x)  Disclosure.........................................................17

5.  Pre-Closing Covenants.....................................................17
      (a)  General............................................................17
      (b)  Transfer Applications..............................................17
      (c)  Notices and Consents...............................................17
      (d)  Operation of Business..............................................18
      (e)  Employees..........................................................18
      (f)  Advertising Obligations............................................18
      (g)  Operating Statements...............................................18
      (h)  Contracts..........................................................18
      (i)  Operation of Stations..............................................18
      (j)  Credit and Receivables.............................................19
      (k)  Preservation of Business...........................................19
      (l)  Full Access and Consultation.......................................19
      (m)  Notice of Developments.............................................19
      (n)  Exclusivity........................................................19
      (o)  Title Insurance....................................................19
      (p)  Surveys............................................................20
      (q)  Environmental Assessments..........................................20
      (r)  Control of Stations................................................20
      (s)  Risk of Loss.......................................................20
      (t)  Pre Closing Distributions..........................................21
      (u)  Right to Cure......................................................21

6.  Conditions to Obligation to Close.........................................21
      (a)  Conditions to Obligation of the Buyer..............................21
      (b)  Conditions to Obligation of the Sellers............................23

7.  Post-Closing Covenants....................................................24
      (a)  General............................................................24
      (b)  Litigation Support.................................................24
      (c)  Transition.........................................................24
      (d)  Confidentiality....................................................24
      (e)  Retainage Adjustment...............................................25

8.  Remedies for Breaches of this Agreement...................................25
      (a)  Survival...........................................................25
      (b)  Indemnification Provisions for the Benefit of the Buyer ...........25
      (c)  Indemnification Provisions for the Benefit of the Sellers .........25
      (d)  Matters Involving Third Parties....................................26
      (e)  Specific Performance...............................................26
      (f)  Liquidated Damages.................................................27
      (g)  Other Indemnification Provisions...................................27

9.  Definitions...............................................................27

10. Termination...............................................................31
      (a)  Termination of Agreement...........................................31
      (b)  Effect of Termination..............................................32

11. Miscellaneous.............................................................32
      (a)  Survival...........................................................32
      (b)  Press Releases and Announcements...................................32
      (c)  No Third Party Beneficiaries.......................................32
      (d)  Entire Agreement...................................................32
      (e)  Succession and Assignment..........................................33
      (f)  Counterparts.......................................................33
      (g)  Headings...........................................................33
      (h)  Notices............................................................33
      (i)  Governing Law......................................................34
      (j)  Amendments and Waivers.............................................34
      (k)  Severability.......................................................35
      (l)  Expenses...........................................................35
      (m)  Construction.......................................................35
      (n)  Incorporation of Exhibits and Schedules............................35
      (o)  Submission to Jurisdiction.........................................35

                                    EXHIBITS

Exhibit A--Form of Earnest Money Escrow Agreement
Exhibit A-1--Form of Letter of Credit
Exhibit B--Form of Noncompetition Agreement
Exhibit C--Form of Retainage Agreement
Exhibits D, D-1, D-2--Form of Opinion of Counsel to the Seller


                               DISCLOSURE SCHEDULE

Description                                                 Section Reference
-----------                                                 -----------------
Company Shares                                                     2(d)
Directors, Officers, and Subsidiaries                              4(a)
Financial Statements                                               4(d)
Subsequent Events                                                  4(e)
Tax Matters                                                        4(g)
Tangible Assets                                                    4(h)
Owned Real Property                                                4(i)
Intellectual Property                                              4(j)
Contracts                                                          4(k)
FCC Licenses                                                       4(l)
Insurance                                                          4(m)
Litigation                                                         4(n)
Employees                                                          4(o)
Environmental                                                      4(s)
Business Relationships                                             4(v)
Advertising Contracts                                              4(w)
Notices and Consents                                               5(c)
Assets to be Distributed Prior to Closing                          5(t)

                            STOCK PURCHASE AGREEMENT

            This Agreement ("Agreement") entered into as of February 17, 1998, by and among Cumulus Holdings, Inc., an Illinois corporation (the "Buyer"); and John M. Borders, a citizen of Texas; Don L. Turner, a citizen of Texas; Jerry Goos, a citizen of Louisiana; and Kan-D Land, Inc., a Texas corporation (collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

            As of the Closing, the Sellers in the aggregate shall own all of the outstanding capital stock of Louisiana Media Interests, Inc., a Louisiana corporation (the "Company") which, in turn, owns and operates radio station KKGB-FM (through its wholly-owned subsidiary KKGB Acquisition, Inc.), licensed to Sulphur, Louisiana , and KBIU-FM, KXZZ-AM (both owned by the Company's wholly-owned subsidiary KBIU Acquisition, Inc.), and KYXZ-FM, all licensed to Lake Charles, Louisiana (collectively the "Stations").

            This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for Cash.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

            1. Purchase and Sale of Target Shares.

            (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Company Shares for the consideration specified below in this Section 1.

            (b) Purchase Price. The Buyer agrees to pay to the Sellers, as consideration for all of the outstanding Company Shares, the Purchase Price (the "Purchase Price") described in Schedule A to this Agreement, and agrees to make the escrow deposit ("Escrow Deposit") in the form and manner described in Schedule A and more particularly in the earnest money escrow agreement ("Earnest Money Escrow Agreement") attached hereto as Exhibit A. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in Section 2(d) of the Disclosure Schedule.

            (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable location, commencing at 9:00 a.m. local time on the date set by the Buyer not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Transfer Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived, or such other date as the Parties may mutually determine (the "Closing Date").

            (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 1(b) above.

            (e) Noncompetition Agreement. On the Closing Date, John M. Borders, Don L. Turner, and Sunburst Media Management, Inc.("Sunburst") shall execute a Noncompetition Agreement with the Buyer in the form attached hereto as Exhibit B, which shall include a covenant not to compete with the Buyer in the markets served by the Stations. In addition to the Purchase Price, (a) an amount equal to One Million Dollars ($1,000,000.00) shall be paid to Sunburst at Closing as consideration for the agreements set forth in the Noncompetition Agreement, or
(b) in the event that as of Closing Buyer or its Affiliates have not entered into an employment agreement with Jerry Goos, Nine Hundred Thousand Dollars ($900,000.00) shall be paid to Sunburst at Closing as consideration for the agreements set forth in the Noncompetition Agreement, and One Hundred Thousand Dollars ($100,000.00) shall be paid to Jerry Goos, subject to the condition that he also be a party to the Noncompetition Agreement.

            (f) Retainage Agreement. On the Closing Date, the Sellers and Buyer shall execute the Retainage Agreement in the form attached hereto as Exhibit C, which shall provide for the retention of a portion of the Purchase Price at Closing by the Retainage Agent under the terms and conditions set forth in that Agreement.

            2. Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete, as to such Seller, as of the date of this Agreement and will be, as to such Seller, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2) with respect to himself or itself, except as set forth in Disclosure Schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

            (a) Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. No Seller need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than the Transfer Application described in Section 5(b).

            (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor (assuming the receipt of all necessary regulatory approvals) the consummation of the transactions contemplated hereby, or the performance of his or its obligations hereunder, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which any Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

            (c) Brokers' Fees. No Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (d) Company Shares. Other than as described on Section 2(d) of the Disclosure Schedule, each Seller holds of record and owns beneficially the number of Company Shares set forth next to his or its name in Section 2(d) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Other than as described on Section 2(d) of the Disclosure Schedule, no Seller is a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

            3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

            (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject as to enforceability to appicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor (assuming the receipt of all necessary regulatory approvals) the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject. Other than with respect to the Transfer Application, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. Other than Three Hundred Fifty-Two Thousand and no/100 Dollars ($352,000.00) payable by the Buyer to Americom Radio Brokers, Inc., the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

            (e) Consents. Except for the FCC and Buyer's lender, no consent of any person or governmental entity is required for the performance of Buyer's obligations hereunder and otherwise for the consummation by Buyer of the transactions contemplated hereby; provided that the foregoing shall not be construed or deemed to imply that the Buyer's obligation to close the transations contemplated hereby is conditioned upon the Buyer's first obtaining any financing of any nature.

            (f) Full Disclosure. None of the representations and warranties made by Buyer herein or contained in any certificate or other instrument furnished or to be furnished to Sellers pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

            4. Representations and Warranties Concerning the Company. The Majority Shareholder represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, with respect to the Company and the Company Subsidiaries as the context may require, except as set forth in the Disclosure Schedule.

            (a) Organization, Qualification, and Corporate Power. The Company and the Company Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. The Company and the Company Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction in which the nature of their businesses or the ownership or leasing of their properties requires such qualification. The Company and the Company Subsidiaries have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company and the Company Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company and Company Subsidiaries (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company and Company Subsidiaries are correct and complete. The Company and Company Subsidiaries are not in default under or in violation of any provision of its charter or bylaws. Other than as set forth on Section 4(a) of the Disclosure Schedule, the Company and Company Subsidiaries do not have any Subsidiaries and do not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

            (b) Capitalization. The entire authorized capital stock of the Company and Company Subsidiaries, the number of shares issued and outstanding, and the identities of the Shareholders are set forth in Section 2(d) of the Disclosure Schedule. All of the issued and outstanding Company and Company Subsidiary Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in
Section 2(d) of the Disclosure Schedule. Other than as set forth on Section 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company or the Company Subsidiaries are a party or which are binding upon the Company or the Company Subsidiaries providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company or Company Subsidiaries. There are no voting trusts, proxies, or any other agree ments or understandings with respect to the voting of the capital stock of the Company or Company Subsidiaries.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor (assuming receipt of all necessary regulatory approvals) the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) other than as set forth in Section 4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Transfer Application, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Financial Statements. The following financial statements have been provided to Buyer and are included in Section 4(d) of the Disclosure Schedules (collectively the "Financial Statements"): (i) Balance Sheets and Statements of Income for the fiscal years ended December 31, 1995 and December 31, 1996 (the "Most Recent Fiscal Year Ends") and (ii) the income statements as of and for each month during 1996 and 1997 (through November 1997) for the Company. The Financial Statements have been prepared on an accrual basis applied consistently throughout the periods covered thereby, are correct and complete in all material respects, and are consistent with the books and records of the Company which books and records are materially correct and complete. Without limiting the generality of the foregoing, all material revenues and expenses of the Company (A) are properly reflected in the Financial Statements, (B) have arisen in the Ordinary Course of Business (unless otherwise noted therein), (C) are valid, and to the knowledge of the Company, are not subject to any counterclaims and (D) to the Knowledge of the Company will be collected or paid at their recorded amounts.

            (e) Subsequent Events. Since January 1, 1998, except as set forth in
Section 4(e) of the Disclosure Schedule:

                  (i) the Company has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Company has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

                  (iii) no party has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Company is a party or by which it is bound;

                  (iv) no further Security Interest has been imposed upon any of the Company's assets, tangible or intangible;

                  (v) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                  (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  (vii) the Company has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

                  (viii) the Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                  (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) the Company has not experienced any action adversely affecting the FCC Licenses;

                  (xii) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                  (xiii) outside the Ordinary Course of Business, the Company has not terminated or entered into any employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xiv) the Company has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                  (xv) the Company has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement,
      (F) medical, hospitalization, life, or other insurance, (G) severance, or
      (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

                  (xvi) outside the Ordinary Course of Business, the Company has not made any other change in employment terms for any of its directors, officers, and employees;

                  (xvii) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xviii) the Company has not materially altered its credit and collection policies or its accounting policies;

                  (xix) the Company has not materially altered the programming, format or call letters of the Stations or their promotional and marketing activities, nor has the Company terminated or received notice of termination for any syndicated programming;

                  (xx) the Company has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in material compliance therewith and with all FCC rules and regulations;

                  (xxi) there has been no change made or authorized in the charter or bylaws of the Company;

                  (xxii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                  (xxiii) the Company has not declared, set aside, or paid any dividend, distribution, or bonus with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock; and

                  (xxiv) the Company has not committed to any of the foregoing.

            (f) Undisclosed Liabilities. As of the Closing, the Company has no undischarged Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

            (g) Tax Matters.

                  (i) The Company has filed all Tax Returns and returns that it was required to file or may be required to file prior to Closing. All such Tax Returns that were filed are correct and complete in all respects, and all such Tax Returns that will be filed, prior to Closing, will be correct and complete in all respects. All Taxes owed by the Company, as reflected on Tax Returns, have been paid. The Company is not currently a party to a pending Tax audit, aware of a threatened Tax audit, or the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid (or will pay within the required time periods prior to Closing) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                  (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Company has Knowledge that any authority has or will seek to assess any additional Taxes for any period for which returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. The Company has provided to Buyer, and Section 4(g) of the Disclosure Schedule lists, true and correct copies of all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 1994, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1994. Other than as set forth in Section 4(g) of the Disclosure Schedule, no such return has been the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns.

                  (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Company is not a party to any Tax allocation or sharing agreement. The Company has not ever been (or has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group during any part of any consolidated return year within any part of a consolidated return year.

                  (vi) Section 4(g) of the Disclosure Schedule sets forth the following information with respect the Company as of the most recent practicable date: (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

                  (vii) The unpaid Taxes of the Company do not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            (h) Tangible Assets. Section 4(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Company owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted. Except as set forth in Section 4(h) of the Disclosure Schedule, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Except as set forth in Section 4(h) of the Disclosure Schedule, to the Knowledge of the Majority Shareholder and the Company, no such tangible asset with a replacement cost
(new) in excess of Two Thousand Dollars ($2,000.00) is in need of replacement.

            (i) Owned Real Property. Section 4(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns. With respect to each such parcel of owned real property, and except as otherwise disclosed in Section 4(i) of the Disclosure Schedule:

                  (i) the Company has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, (including but not limited to leases or other agreements granting to any party the right of use or occupancy of and options or rights of first refusal to purchase) except for recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                  (ii) there are no (A) pending or, to the Knowledge of the Majority Shareholder or the Company, threatened condemnation proceedings relating to the property; (B) pending or, to the Knowledge of the Sellers and the Company, threatened litigation or administrative actions relating to the property; or (C) other matters affecting occupancy, or value thereof;

                  (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings, towers, antennae and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not subject to any restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by public right-of-way;

                  (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (v) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(i) of the Disclosure Schedule who are in possession of space to which they are entitled, no leases, subleases or other agreements granting to any party any right of use or occupancy or option or right of refusal with respect to any parcel of real property;

                  (vi) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including electricity and telephone, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public or private roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                  (vii) each parcel of real property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

            (j) Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder is set forth on Section 4(j) of the Disclosure Schedule and each item listed will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. To the Knowledge of the Majority Shareholder and the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Majority Shareholder and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

            (k) Contracts. Other than Advertising Contracts, Section 4(k) of the Disclosure Schedule lists the contracts, agreements, and other written arrangements to which the Company is a party and either involving payment in excess of Five Thousand Dollars ($5,000) per year or not entered into in the Ordinary Course of Business. The Company has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed:

                  (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing;

                  (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and

                  (iv) no party has repudiated any material provision of the written arrangement.

The written arrangements listed in Section 4(k) of the Disclosure Schedule are all of the written arrangements necessary for the conduct of the operation and business of the Stations as presently conducted. Other than as set forth in
Section 4(k) of the Disclosure Schedule, the Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(k) of the Disclosure Schedule under the terms of this Section 4(k).

            (l) FCC Licenses and Compliance with FCC Requirements.

                  (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Staions as they are now being operated are detailed in
      Section 4(l) of the Disclosure Schedule and are in full force and effect, are unimpaired by any acts or omissions of any Sellers, the Company or the Company's employees or agents, and are free and clear of any restrictions which might limit the operation of the Stations as they are now being operated. Except as set forth in Section 4(l) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 4(l) of the Disclosure Schedule, the Sellers and the Company are not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

                  (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's respective transmission facilities is restricted in accordance with the policies of the FCC.

                  (iii) Except as set forth in Section 4(l) of the Disclosure Schedule, the Company is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 4(l) of the Disclosure Schedule.

                  (iv) The Company has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (m) Insurance. Section 4(m) of the Disclosure Schedule sets forth a complete and accurate description of all of the Company's insurance coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; and (B) subject to the payment of policy premiums due after the Closing Date, the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date.

            (n) Litigation. Section 4(n) of the Disclosure Schedule sets forth each instance in which the Company: (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Majority Shareholder and the Company, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 4(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations of the Company or the Stations taken as a whole. The Majority Shareholder and the Company have no Knowledge of any Basis for any material charge, complaint, action, suit, proceeding, hearing, or investigation that may be brought or threatened against the Company or Subsidiaries.

            (o) Employees. Section 4(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of Company or Subsidiaries. To the Knowledge of the Majority Shareholder and the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Sellers and the Company have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            (p) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and should be collected in accordance with their terms at their recorded amounts in the Ordinary Course of Business, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

            (r) Employee Benefits. Section 4(r) of the Disclosure Schedule lists all Employee Benefit Plans that the Company maintains or has maintained, or to which the Company contributes, or has contributed for the benefit of any current or former employee of the Company. Other than as set forth in Section 4(r) of the Disclosure Schedule, each Employee Benefit Plan so listed is an Employee Welfare Benefit Plan and none is an Employee Pension Benefit Plan.

                  (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980(B) have been met with respect to each Employee Welfare Benefit Plan. All premiums or other payments for all periods have been paid with respect to each Employee Welfare Benefit Plan that is a group health plan within the meaning of the Code Sec. 4980(B)(g)(2) and Section 607 of ERISA.

                  (iii) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

                  (iv) No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Majority Shareholder or the Company, threatened. Neither the Majority Shareholder nor the Company has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                  (v) The Company has delivered to the Buyer correct and complete copies of (A) the plan documents and summary plan descriptions,
      (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

The Company does not contribute to, has never contributed to, or has never been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. The Company has not incurred, and neither the Sellers nor the Company has any reason to expect that the Company will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Company does not maintain and has not maintained or contributed, or been required to contribute to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980(B)).

            (s) Environment, Health, and Safety.

                  (i) To the Knowledge of the Majority Shareholder and the Company, the Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation.

                  (ii) The Company has no Liability (and to the Knowledge of the Majority Shareholder and the Company, there is no Basis related to the past or present operations, and its respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                  (iii) To the Knowledge of the Majority Shareholder and the Company, the Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

                  (iv) To the Knowledge of the Majority Shareholder and the Company, the Company has obtained and has been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (v) To the Knowledge of the Majority Shareholder and the Company, except as set forth in Section 4(s) of the Disclosure Schedule, all properties and equipment used in the business of the Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (vi) To the Knowledge of the Majority Shareholder and the Company, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Company owns or ever has owned or leases or ever has leased. The Company has delivered to the Buyer a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Company which are available to the Sellers or the Company with respect to any of the Real Estate.

            (t) Legal Compliance.

                  (i) The Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof), and to the Knowledge of the Majority Shareholder and the Company, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

                  (ii) The Company has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws (including rules and regulations thereunder). The Company has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

            (u) Certain Business Relationships With the Company and Its Subsidiaries. Except as described in Section 4(v) of the Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and none of the Sellers and their Affiliates owns any property or right, tangible or intangible, which is used in the business of the Company.

            (v) Brokers' Fees. Except as may be provided in Section 2(c) and
Section 3(d) above, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (w) Advertising Contracts. Section 4(w) of the Disclosure Schedule lists an accounts receivable aging as of December 31, 1997. Other than to employees of the Company and local and national advertising agencies and representatives, no commission or other form of renumeration is paid by the Company with respect to Advertising Contracts.

            (x) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

            5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set for in Section 6 below).

            (b) Transfer Application. Within ten (10) business days after the execution of this Agreement, the Company and the Buyer shall jointly file with the FCC an application for transfer or control of the Company, including its FCC Licenses, permits and authorizations pertaining to the Stations from the Sellers to the Buyer (the "Transfer Application"). The costs of the FCC filing fees in connection with the Transfer Application shall be divided equally between the Company and the Buyer, which expense shall be satisfied by the Company prior to Closing. Each Party shall pay their own attorneys' fees. The Sellers, the Company and the Buyer shall thereafter prosecute the Transfer Application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer Application as expeditiously as practicable (but neither the Sellers nor the Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Buyer, the Sellers, or the Stations). If the FCC imposes any condition on any Party to the Transfer Application, such Party shall use commercially reasonable efforts to comply with such condition; provided that no such Party shall be required hereunder to comply with any condition that would have a material adverse effect upon such Party or the Stations. The Sellers and the Buyer shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Transfer Application and shall jointly request from the FCC an extension of the effective period of FCC approval of the Transfer Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this
Section 5(b) shall be construed to limit any Party's right to terminate this Agreement pursuant to Section 10 of this Agreement.

            (c) Notices and Consents. The Sellers will give any notices to third parties, and the Sellers will cause the Company to use its commercially reasonable efforts to obtain any third party consents set forth in Section 5(c) of the Disclosure Schedule. Although none of the Parties believe that a filing is required under the Hart-Scott-Rodino Act, each of the Parties will file any notification and report forms and related material that he or it may be required to file Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his, her or its best efforts to obtain an early termination of the applicable waiting period, and will make further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            (d) Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not (and will not direct the Company to) engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in
Section 4(e) above.

            (e) Employees. Upon notice to the Company, and at mutually agreeable times af ter the FCC grants initial consent to the change of control of the FCC licenses from Sellers to Buyer, the Company will permit the Buyer to meet with the Company's employees prior to the Closing Date. Neither the Sellers nor the Company will take any action to preclude or discourage any of the Company's employees from continuing employment with the Company.

            (f) Advertising Obligations. The Company shall satisfy its air time obligations under its Advertising Contracts for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date (taking into account both trade receivables and trade payables) shall not exceed Twenty-Five Thousand Dollars ($25,000) worth of air time. On the Closing Date, the Sellers shall deliver to the Buyer a schedule, certified by an officer of the Company, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

            (g) Operating Statements. The Sellers shall deliver to the Buyer, for the Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations with ten (10) days after each such statement is prepared by or for the Company or the Sellers.

            (h) Contracts. The Company will not without the prior written consent of the Buyer amend, change, or modify any of the contracts listed on
Section 4(1) of the Disclosure Schedule in any material respect. The Company will not without prior written consent of the Buyer enter into any new contracts respecting the Stations or their properties, except (i) Advertising Contracts which comply with the representations and warranties pertaining to such contracts set forth in Section 4(1) above; (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty (30) days' notice without penalty or premium; (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Ten Thousand Dollars ($10,000) in any one instance, or Thirty Thousand Dollars ($30,000) in the aggregate.

            (i) Operation of Stations. The Company shall operate the Stations in material compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Company shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

            (j) Credit and Receivables. The Company will follow its usual and customary policies with respect to extending credit for Advertising Contracts and with respect to collecting accounts receivable arising from such extension of credit.

            (k) Preservation of Business. The Sellers will use best efforts to cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information and trade secrets of the Stations, and the FCC Licenses.

            (l) Full Access and Consultation. The Sellers will permit and will cause the Company to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company for the purpose, among other things, to review financial statements of the Company, to verify the accuracy of representations and warranties of the Majority Shareholder and the Company contained in this Agreement, and to prepare for the consummation of the transactions contemplated by this Agreement. The Sellers will cause the Company to consult with the Buyer's management with a view to informing the Buyer's management as to the operations, management and business of the Stations.

            (m) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (n) Exclusivity. The Sellers will not (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets of the Company, or (D) similar transaction or business combination involving any of the Sellers that would preclude or impair the Sellers, or any of them, from consummating the transactions contemplated by this Agreement; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            (o) Title Insurance. The Sellers will reasonably cooperate with the Buyer in obtaining with respect to each parcel of real estate that the Company owns, an owner's policy (as appropriate) issued by a title insurer reasonably satisfactory to the Buyer (or reputable local counsel as may be the custom in the jurisdiction), in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property in the

Buyer as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property and are disclosed in Section 4(i) or Section 4(j) of the Disclosure Schedule, together with such endorsements for zoning, contiguity, public access and extended coverage and such other endorsements as the Buyer reasonably requests. The Sellers shall pay the cost of such title policies.

            (p) Surveys. With respect to each parcel of real property that the Company owns, leases, or subleases, and as to which a title insurance policy is to be procured pursuant to Section 5(o) above, the Sellers will assist the Buyer in the procurement in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current expanded ALTA Minimum Detail Requirements for Land Title Surveys, if applicable or customary in Louisiana, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. The Company shall pay the costs of such Surveys.

            (q) Environmental Assessments. The Sellers will assist the Buyer in obtaining with respect to each parcel of real estate that the Company owns, leases or subleases and as to which a title insurance policy is to be procured pursuant to Section 5(o) above, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Buyer which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Buyer shall pay the cost of such environmental site assessments.

            (r) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Transfer Application. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Company.

            (s) Risk of Loss. The risk of loss, damage, or destruction to any of the assets of the Company shall remain with the Sellers until the Closing. In the event of any material loss, damage, or destruction the Sellers will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Company will repair or replace such assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyer, and the Buyer determines that the Company's failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Stations:

                  (i) the Buyer may elect to terminate this Agreement; or

                  (ii) the Buyer may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyer, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to the Buyer, in which case either Party may terminate this Agreement; or

                  (iii) the Buyer may choose to accept the lost, damaged or destroyed assets in their "then" condition, together with the Company's Shares with all rights under any insurance policies covering the loss, damage or destruction and retention by the Company of any proceeds under any such insurance policies, previously received by, or to be received by, the Company with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 5(s), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

            (t) Pre-Closing Distributions. At any time prior to Closing the Sellers shall have the right to cause, and will cause, the Company and its Subsidiaries to distribute and transfer to the Sellers the assets and properties listed in Section 5(t) of the Disclosure Schedule which will become the assets and properties of the Sellers free and clear of any claims of the Buyer or the Company other than as provided in this Agreement or the Ancillary Agreements.

            (u) Right To Cure. The Parties agree that if prior to Closing either Sellers or Buyer should discover that the other has breached any of the representations, warranties, covenants and agreements made by such other Party (or, in the case of Sellers, any person comprising the Sellers) in this Agreement, then the non-breaching Party shall promptly notify the breaching Party of such breach and the breaching Party shall have a reasonable opportunity to cure such breach and Closing shall be postponed in order to allow the breaching Party a reasonable opportunity to cure such breach.

            6. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 2 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) the Sellers and the Company shall have procured all of the third party consents specified in Section 5(c) above, all of the title insurance commitments, and endorsements specified in Section 5(o) above, and all of the surveys specified in Section 5(p) above; and Sellers shall have assisted the Buyer in obtaining all the Phase I environmental site assessments described in Section 5(q) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Company Shares, the Company or the Stations (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (v) the Sellers shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
      Section 6(a)(i)-(iv) is satisfied in all respects;

                  (vi) the Transfer Application shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals, if any, required to transfer control of all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  (vii) the Buyer shall have received from one or more legal counsel to the Sellers an opinion or opinions with respect to the matters set forth in Exhibits D, D-1, and D-2 attached hereto or such other form reasonably satisfactory to Buyer, addressed to the Buyer and dated as of the Closing Date;

                  (viii) the relevant parties shall have entered into the Retainage Agreement;

                  (ix) the officers and directors of the Company shall have tendered written confirmation of their resignation of service by and for the Company and repaid or satisfied all Liabilities to the Company and all shall have released the Company of all Liabilities owed to such persons;

                  (x) the Sellers and the Company shall have paid or obtained the release of all Liabilities of the Company existing at the Closing Date including, but not limited to, indebtedness for borrowed money and trade accounts payable and all Liabilities to the Sellers, but excluding obligations not yet due and payable under long-term leases and contracts identified in Section 4(l) of the Disclosure Schedule; and

                  (xi) all actions in consummation of the transactions contemplated hereby and all agreements, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be executed and delivered at Closing in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing or otherwise elects to close without such condition having been met.

            (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
      Section 5(b)(i)-(iii) is satisfied in all respects;

                  (v) the Transfer Application shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals, if any, required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  (vi) the Sellers shall have received from legal counsel to the Buyer an opinion with respect to the matters set forth in Exhibit D-4 attached hereto or such other form reasonably satisfactory to Sellers, addressed to the Sellers and dated as of the Closing Date;

                  (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all agreements, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will executed and ready for delivery at Closing in form and substance reasonably satisfactory to the Sellers.

The Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

            7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). At Sellers' request, Buyer shall provide Sellers with reasonable access to such books and records of the Company as Sellers may reasonably require to comply with their tax reporting and filing obligations.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Company, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

            (c) Transition. None of the Sellers will take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Stations or the Company from maintaining the same business relationships with the Stations or the Company after the Closing as it maintained with the Stations or the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of any of the Stations to the Buyer from and after the Closing. No Seller and no Affiliate of any Seller will employ or offer to employ any employee of the Company in the Lake Charles, Louisiana metropolitan area for a period of three (3) years after the Closing Date, unless such employee has been terminated by Buyer.

            (d) Confidentiality. Each of the Sellers will treat and hold as confidential such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that such Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

            (e) Retainage Adjustment. In the event and to the extent that the Buyer or the Company may become obligated to pay after the Closing any Liability of the Company that accrued prior to the Closing, such amount shall be deducted from the Retainage Deposit pursuant to the terms of the Retainage Agreement.

            8. Remedies for Breaches of this Agreement.

            (a) Survival. All of the representations and warranties of the Majority Shareholder contained in Section 4 of this Agreement (other than the representations and warranties contained in Sections 4(a), 4(b), 4(c), and 4(g)hereof) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the period of the applicable statute of limitations plus ninety (90) days with respect to any claim by the Buyer based on a claim or action by a third party and for a period of eighteen (18) months following Closing with respect to any claim by the Buyer not based on a claim or action by a third party. All of the representations, warranties, and covenants of the Buyer and the Sellers contained in this Agreement, and all of the other representations and warranties of the Majority Shareholder contained in Sections 4(a), 4(b), 4(c) and 4(g) hereof shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until ninety (90) days after the expiration of all applicable statutes of limitation.

            (b) Indemnification Provisions for the Benefit of the Buyer. The Majority Shareholder hereby indemnifies the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of his representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period); or (ii) any Liability of the Company existing as of the Closing, including but not limited to any Liability arising from the pre-Closing distribution of Assets described in Section 5(t) above. Each Seller hereby indemnifies the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach of such Seller's representations, warran ties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period). This Section 8(b) shall not apply if Buyer seeks and obtains specific performance under Section 8(e) below.

            (c) Indemnification Provisions for the Benefit of the Sellers. The Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach of any of the Buyer's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Sellers make a written claim for indemnification within the applicable survival period). his Section 8(c) shall not apply if Sellers seek and obtain liquidated damages under Section 8(f) below.

            (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            (e) Specific Performance. Each of the Parties acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below). Each of the Parties acknowledges and agrees that notwithstanding the provision in Section 8(f) with respect to the payment of the transaction fee upon a breach of a covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for a breach of any provision of this Agreement. Specific performance shall be Buyer's sole remedy for a failure of the transactions contemplated hereby to occur as a result of a material breach of the terms of this Agreement by the Sellers. In the event the Buyer must file a court action to obtain the remedy of specific performance, and is the prevailing party in such an action, Buyer shall be entitled to recover its attorneys' fees and costs in connection with such action.

            (f) Liquidated Damages. The Buyer and the Sellers acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyer, the Adverse Consequences as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in the event the transactions contemplated by this Agreement are not consummated due to a default of this Agreement by the Buyer, then the Sellers shall be entitled to receive from the Buyer for such default, the sum of Seven Hundred Forty-Two Thousand Four Hundred and no/100 Dollars ($742,400.00) as liquidated damages without the need for proof of damages. In such event, Sellers shall be entitled to receive the Earnest Money Escrow Deposit. Such recovery of liquidated damages shall be Sellers' sole remedy for a failure of the transactions contemplated hereby to occur as a result of a material breach of the terms of this Agreement by the Buyer. In the event the Sellers must file a court action to recover such liquidated damages, and is the prevailing party in such an action, Sellers shall be entitled to recover their attorneys' fees and costs in connection with such action.

            (g) Other Indemnification Provisions. The remedies provided in Sections 8(e) and 8(f) shall be exclusive remedies of the Parties prior to the Closing for any breach of representation, warranty or covenant. The Buyer shall have the right to recoup from any amount due to the Sellers any amount due from the Sellers under this Section 8.

            9. Definitions.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contract" means any arrangement with any third party under which the Seller has created, incurred, assumed or guaranteed an obligation to provide advertising or air time on the Station.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Agreement" means this Agreement, the Earnest Money Escrow Agreement, the Noncompetition Agreement, the Retainage Agreement and any other agreement or commitment delivered by any Party hereto to any other Party hereto in connection with any of said agreements or in connection with the consummation of the transactions contemplated hereby.

      "Ancillary Agreements" means the Agreements other than the Stock Purchase Agreement.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(c) above.

      "Closing Date" has the meaning set forth in Section 1(c) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning set forth in the Preface above.

      "Company Share" means any share of the Common Stock of the Company.

      "Company Subsidiaries" means KBIU Acquisition, Inc., a Louisiana corporation, and KKGB Acquisition, Inc., a Louisiana corporation.

      "Confidential Information" means any information concerning the businesses and affairs of the Company, which is not public knowledge.

      "Disclosure Schedule" has the meaning set forth in Section 2 above. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

      "Earnest Money Deposit" has the meaning set forth in Section 1(b) above.

      "Earnest Money Escrow Agent" means Americom Radio Brokers, Inc.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(b) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Entity" means a corporation, limited liability company, partnership, limited partnership, limited liability partnership or other entity recognized by any jurisdiction within the United States.

      "ERISA" means the Employee Retirement Income Security Act of 1974 as amended.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 4(d) above.

      "Indemnified Party" has the meaning set forth in Section 8(d) above.

      "Indemnifying Party" has the meaning set forth in Section 8(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and
(b) copies and tangible embodiments thereof (in whatever form or medium).

      "Joint and Several" has the meaning set forth in Section 10(o) below.

      "Knowledge" means actual knowledge after reasonable investigation, when a reasonable person under the same circumstances would deem an investigation necessary.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Sellers and the Company with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Majority Shareholder" means John M. Borders.

      "Most Recent Balance Sheet" means the balance sheet of the Company as of the Most Recent Fiscal Year End.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 4(d) above.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Process Agent" has the meaning set forth in Section 11(p) below.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(b) above.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Requisite Sellers" means holders of a majority of the Company Shares.

      "Retainage Deposit" has the meaning set forth in Section 1(b) above.

      "Retainage Agent" means Bank One Trust Company, NA.

      "Retainage Agreement" has the meaning set forth in Section 1 above.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Sellers" has the meaning set forth in the preface above.

      "Stations" means the radio stations having the call letters KKGB-FM, licensed to Sulphur, Louisiana, and KBIU-FM, KKYZ-FM, and KXZZ-AM, all licensed to Lake Charles, Louisiana (collectively the "Stations").

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 5(p) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transfer Application" has the meaning set forth in Section 5(b) above.

      "Working Capital" means the current assets (net of reserves) less the current Liabilities determined in accordance with GAAP.

            10. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers are in breach, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect in each case if such breach remains uncured for thirty (30) days after notice of breach is received from the other party;

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 7(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                  (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement); or

                  (v) the Buyer or the Sellers may terminate this Agreement if any Transfer Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

            11. Miscellaneous.

            (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 8(a).

            (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case, except as to public notices required by FCC rules, the disclosing Party will advise the other Party prior to making the disclosure).

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyer may assign all right, title and interest in, to and under this Agreement to one or more Affiliates of Buyer.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Sellers:   John M. Borders
                           1350 One Galleria Tower
                           13555 Noel Road
                           Dallas, Texas 75240
                           Phone: (972) 702-7371
                           Fax: (972) 503-2183

                           Don L. Turner
                           1350 One Galleria Tower
                           13355 Noel Road
                           Dallas, Texas 75240
                           Phone: (972) 702-7371
                           Fax: (972) 503-2183

                           Kan-D Land, Inc.
                           615 West 7th Avenue
                           Corsicana, Texas 75110
                           Phone: (903) 874-1121
                           Fax: (903) 874-1744

                           Jerry Goos
                           131 Sandpiper Lane
                           Lake Charles, Louisiana 70607
                           Phone: (318) 598-3207

                Copy to:   Robert Q. Stanton
                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower

                           1201 Elm Street
                           Dallas, Texas 75270
                           Phone: (214) 745-5159
                           Fax: 9214) 745-5390

        If to the Buyer:   Cumulus Holdings, Inc.
                           Cumulus Broadcasting, Inc.
                           c/o QUAESTUS Management Corporation
                           330 E. Kilbourn Ave., Ste. 250
                           Milwaukee, WI  53202
                           Attn: Terrence J. Leahy

                Copy to:   Cumulus Broadcasting, Inc.
                           875 N. Michigan Avenue
                           Chicago, IL  60611
                           Attn:  Richard J. Bonick

                           Baker & Daniels
                           205 W. Jefferson Boulevard
                           Suite 250
                           South Bend, IN 46601
                           Attn:  Peter G. Trybula

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (l) Expenses. The Buyer and the Company, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 5(b) with regard to the Transfer Application. The Company shall have no obligation to pay any Company or Sellers' expenses following the Closing, and all such expenses shall be satisfied prior to Closing. The Sellers will pay all transfer taxes and other recording or similar fees necessary to vest title to the Company Shares in the Buyer.

            (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
Section 10(h) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                    CUMULUS HOLDINGS, INC.


                                    By:
                                       ---------------------------
                                    Title:
                                          ------------------------
                                                  "Buyer"


                                    ------------------------------
                                    John M. Borders


                                    ------------------------------
                                    Don L. Turner


                                    ------------------------------
                                    Jerry Goss


                                    KAN-D LAND, INC.

                                    By:
                                       ---------------------------
                                    Title:
                                          ------------------------


                                                  "Sellers"

                                  SCHEDULE A

      Purchase Price. The Buyer agrees to pay to the Sellers the Purchase Price (the "Purchase Price") payable as follows:

                  (i) on the date of this Agreement, the Buyer will deposit with the Earnest Money Escrow Agent the amount of Seven Hundred Forty Two Thousand Four Hundred and no/100 Dollars ($742,400.00) (the "Earnest Money Deposit") in the form of an irrevocable letter of credit of NationsBank in favor of the Escrow Agent, in the form attached as Exhibit A-1;

                  (ii) on the Closing Date, the Buyer shall pay the amount of Fourteen Million Eight Hundred Forty-Eight Thousand Dollars ($14,848,000.00), as follows: (a) Buyer shall deposit with the Retainage Agent the amount of Seven Hundred Forty Two Thousand Four Hundred and no/100 Dollars ($742,400.00) (the "Retainage Deposit") in cash by wire transfer or delivery to the Retainage Agent under the terms of the Retainage Agreement, which amount shall be released in full to Sellers on the first anniversary of the Closing Date except to the extent of the aggregate amounts claimed by Buyer for indemnification under Section 8 of this Agreement; (b) Buyer shall pay to creditors of the Company and the Company Subsidiaries an amount equal to the total of the Company's and the Company's Subsidiaries' outstanding indebtedness as of the Closing Date, listed in Exhibit 1 to this Schedule A (amounts presently estimated -- actual amounts to be identified at Closing), including an amount to redeem or repurchase the preferred stock of KBIU Acquisition, Inc. and notes payable to Robert Magruder and Roy Hoffstetter in connection with the Company's repurchase of their common stock; and (c) the balance shall be paid to each Shareholder in accordance with the percentage interests listed in Section 2(d) of the Disclosure Schedule;

                  (iii) on the Closing Date, the Buyer shall pay to the Sellers an amount equal to the prorated adjustments as customary for the Company's prepaid expenses and deposits.

The Earnest Money Deposit referenced above shall be placed in escrow with the Earnest Money Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"). Under the terms and conditions of that Agreement, if the Closing does not take place because the Buyer has breached this Agreement, the letter of credit shall be collected by the Escrow Agent and the $742,400 proceeds thereof shall be delivered by the Escrow Agent to the Sellers as provided in the Earnest Money Escrow Agreement, and if the Closing does not occur because the Sellers have breached this Agreement, the letter of credit shall be cancelled and returned to the issuer.